Virginia Mines Inc.
(an exploration company)
Interim Balance Sheet (unaudited)

(expressed in Canadian dollars)

	As at	As at
	August 31,	February 28,
	2007	2007
	$	$

Assets

Current assets
Cash and cash equivalents	7,384,486	6,139,543
Short-term investments	34,696,102	34,304,806
Amounts receivable	6,533,563	9,113,525
Prepaid expenses	166,130	96,935

	48,780,281	49,654,809

Long-term investments (Note 3)	3,413,467	-

Property, plant and equipment	13,559	11,471

Mining properties (Note 4)	12,296,478	9,738,536

Intangible asset	1,730	2,035

	64,505,515	59,406,851

Liabilities

Current liabilities
Accounts payable and accrued liabilities
Related companies	354,956	30,685
Others	3,356,618	3,191,435

	3,711,574	3,222,120

Shareholders' Equity

Share capital	94,567,936	94,447,526
Warrants	261,114	261,114
Stock options (Note 5)	3,467,731	2,895,074
Contributed surplus	26,028	26,028
Deficit	(38,982,484)	(41,445,011)
Accumulated other comprehensive income	1,453,616	-

	60,793,941	56,184,731

	64,505,515	59,406,851

The accompanying notes are an integral part of these interim financial statements.

Approved by the Board of Directors

_/s/André Gaumond______, Director ____/s/André Lemire______, Director

Virginia Mines Inc.
(an exploration company)
Interim Statements of Earnings and Comprehensive Income (unaudited)

(expressed in Canadian dollars)

	Three-Month Periods Ended August 31,		Six-Month Periods Ended August 31,

	2007	2006	2007	2006
	$	$	$	$

Revenues
Dividends	121,289	120,029	187,038	237,469
Interest	364,139	335,447	755,003	582,624
Fees	355,607	55,814	647,001	63,421
Options payments received as financial instruments in excess of cost of mining propery
	-	(1,595,496)	-	2,193,031
Gain (loss) on sale of short-term investments	(54,077)	247,533	188,963	611,146
Gain on sale of mining properties (Note 4)	5,669,677	-	5,669,677	319,831
	6,456,635	(836,673)	7,447,682	4,007,522
Expenses
Professional and maintenance fees (1)	290,330	1,296,757	324,979	2,205,842
Management fees	113,864	52,340	223,928	63,652
Rent, office expenses and bonus	237,818	209,001	558,343	784,423
Advertising and exhibitions	25,150	18,007	73,770	38,928
Travelling	18,686	10,282	47,105	42,257
Depreciation of property, plant and equipment	906	716	1,812	1,433
Amortization of the intangible asset	152	219	305	437
General exploration costs (1)	340,214	451,358	589,202	885,063
Grants, credit on duties refundable for loss and refundable tax credit for resources
	(58,428)	(14,706)	(100,765)	(47,782)
Costs of mining properties abandoned or written off	22,193	-	57,164	15,292
Writedown of short-term investments	3,140,329	-	3,140,329	295,469
Writedown of long-term investments (Note 3)	380,000	-	380,000	-
	4,511,214	2,023,974	5,296,172	4,285,014

Earnings (loss) before income taxes	1,945,421	(2,860,647)	2,151,510	(277,492)

Future income taxes	(133,608)	-	(569,948)	-
Net earnings (net loss) for the period	1,811,813	(2,860,647)	1,581,562	(277,492)

Decrease in the fair value of short-term investments, after deduction of related income taxes
	(624,453)	-	(2,663,802)	-

Comprensive income (loss)	1,187,360	(2,860,647)	(1,082,240)	(277,492)

Basic net earnings (net loss) per share	0.0685	(0.1107)	0.0598	(0.0111)

Diluted net earnings (net loss) per share	0.0677	(0.1107)	0.0592	(0.0111)

(1) Stock-based compensation costs included in the following items

Professional and maintenance fees	232,205	1,194,272	252,251	2,032,193
General exploration costs	213,214	410,469	367,581	764,896
	445,419	1,604,741	619,832	2,797,089

The accompanying notes are an integral part of these interim financial statements.

Virginia Mines Inc.
(an exploration company)
Interim Statement of Changes in Shareholders’ Equity (unaudited)
For the six-month period ended August 31, 2007

(expressed in Canadian dollars)

									Accumulated other comprehensive income
	Share capital				Stock options		Contributed surplus	Deficit		Total
	common shares		Warrants

	Number	$	Number	$	Number	$	$	$	$	$

Balance as at March 1, 2007	26,425,698	94,447,526	484,162	261,114	1,086,500	2,895,074	26,028	(41,445,011)	-	56,184,731

Adjustement of the opening balance of accumulated other comprehensive income (Note 2)	-	-	-	-	-	-	-	-	4,117,418	4,117,418

Adjustement related to the application of a new accounting standard (Note 2)	-	-	-	-	-	-	-	880,965	-	880,965

Stock-based compensation costs (Note 5)	-	-	-	-	179,000	619,832	-	-	-	619,832

Stock options exercised (Note 5)	17,500	120,410	-	-	(17,500)	(47,175)	-	-	-	73,235

Net earnings for the period	-	-	-	-	-	-	-	1,581,562	-	1,581,562

Decrease in the fair value of short-term investments after deduction of related income taxes of $569,948	-	-	-	-	-	-	-	-	(2,663,802)	(2,663,802)
Balance as at August 31, 2007	26,443,198	94,567,936	484,162	261,114	1,248,000	3,467,731	26,028	(38,982,484)	1,453,616	60,793,941

The accompanying notes are an integral part of these interim financial statements.

Virginia Mines Inc.
(an exploration company)
Interim Statement of Changes in Shareholders’ Equity (unaudited)
For the six-month period ended August 31, 2006

(expressed in Canadian dollars)

	Share capital				Warrants (units)		Stock options		Unit options		Contributed surplus	Deficit	Total
	common shares		Warrants
	Number	$	Number	$	Number	$	Number	$	Number	$	$	$	$
Balance as at March 1, 2006	48,156,570	85,471,959	835,425	446,117	-	-	-	-	95,730	101,178	1,274	(25,052,049)	60,968,479

Unit options exercised	95,730	431,468	-	-	23,932	62,203	-	-	(95,730)	(101,178)	-	-	392,493
Warrants (units) exercised	1,800	14,398	-	-	(1,800)	(4,678)	-	-	-	-	-	-	9,720
Warrants exercised	1,525	9,049	(1,525)	(814)	-	-	-	-	-	-	-	-	8,235
Compensation costs	-	-	-	-	-	-	20,000	234,000	-	-	-	-	234,000
Stock options exercised	20,000	239,610	-	-	-	-	(20,000)	(234,000)	-	-	-	-	5,610
	48,275,625	86,166,484	833,900	445,303	22,132	57,525	-	-	-	-	1,274	(25,052,049)	61,618,537
Exchange of each share of Virginia Gold Mines for 0.5 share of the company as part of the plan of arrangement	(24,137,813)	-	-	-	-	-	-	-	-	-	-	-	-

Exchange of each warrant and warrant (unit) of Virginia Gold Mines for 0.5 warrant and warrant (unit) of the company as part of the plan of arrangement	-	-	(416,950)	-	(11,066)	-	-	-	-	-	-	-	-

Transfer of Eleonore property's net assets and elimination of future income tax assets	-	-	-	-	-	-	-	-	-	-	-	(15,974,110)	(15,974,110)

Warrants granted	-	-	484,162	261,114	-	-	-	-	-	-	-	-	261,114

Stock-based compensation costs	-	-	-	-	-	-	1,019,000	2,563,089	-	-	-	-	2,563,089

Warrants exercised	71,838	162,065	(71,838)	(76,723)	-	-	-	-	-	-	-	-	85,342

Warrants (units) exercised	10,316	65,879	-	-	(10,316)	(53,624)	-	-	-	-	-	-	12,255

Issuance of shares for a cash consideration	1,810,406	6,955,048	-	-	-	-	-	-	-	-	-	-	6,955,048

Share issue expenses	-	(21,685)	-	-	-	-	-	-	-	-	-	-	(21,685)

Costs related to the plan of arrangement	-	-	-	-	-	-	-	-	-	-	-	(637,494)	(637,494)

Net loss for the period	-	-	-	-	-	-	-	-	-	-	-	(277,492)	(277,492)
Balance as at August 31, 2007	26,030,372	93,327,791	829,274	629,694	750	3,901	1,019,000	2,563,089	-	-	1,274	(41,941,145)	54,584,604

The accompanying notes are an integral part of these interim financial statements.

Virginia Mines Inc.
(an exploration company)
Interim Statements of Cash Flows (unaudited)

(expressed in Canadian dollars)

	Three-Month Periods Ended August 31,		Six-Month Periods Ended August 31,

	2007	2006	2007	2006
	$	$	$	$

Cash flows from operating activities from continuing operations
Net earnings (net loss) for the period	1,811,813	(2,860,647)	1,581,562	(277,492)
Items not affecting cash and cash equivalents
Future income taxes	133,608	-	569,948	-
Costs of mining properties abandoned or written off	22,193	-	57,164	15,292
Depreciation of property, plant and equipment and
intangible asset	1,058	935	2,117	1,870
Stock-based compensation costs	445,419	1,604,741	619,832	2,797,089
Writedown of short-term investments	3,140,329	-	3,140,329	295,469
Writedown of long-term investments (Note 3)	380,000	-	380,000	-
Option payments received as financial instruments in excess of
cost of mining property	-	1,595,496	-	(2,193,031)
Loss (gain) on sale of short-term investments	54,077	(247,533)	(188,963)	(611,146)
Gain on sale of mining properties (Note 4)	(5,669,677)	-	(5,669,677)	(319,831)
	318,820	92,992	492,312	(291,780)

Net change in non-cash working capital items
Amounts receivable	(518,050)	(24,461)	(956,318)	670,473
Prepaid expenses	(61,879)	8,506	(69,195)	(2,057)
Advances to a related company	-	(65,663)	-	(65,663)
Accounts payable and accrued liabilities	(1,470,511)	1,095,800	(1,415,236)	1,833,168
	(2,050,440)	1,014,182	(2,440,749)	2,435,921
	(1,731,620)	1,107,174	(1,948,437)	2,144,141
Cash flows from operating activities from the discontinued
operation	-	-	-	(1,460,965)

Cash flows from financing activities from continuing operations
Issuance of share capital and warrants	73,235	2,761	73,235	5,561,048
Share issue expenses	-	(5,040)	-	(21,685)
	73,235	(2,279)	73,235	5,539,363

Cash flows from investing activities from continuing operations
Variation in short-term investments	2,033,044	(3,847,960)	4,120,696	(3,111,064)
Cash equivalents transferred to long-term investments (Note 3)	(3,793,467)	-	(3,793,467)	-
Additions to mining properties	(2,265,602)	(1,025,945)	(3,023,503)	(1,300,572)
Variation in credit on duties refundable for loss and refundable tax credit receivable related to exploration costs applied against mining
properties	(58,427)	(14,706)	5,600,847	291,360
Additions to property, plant and equipment	-	-	(3,900)	-
Proceeds from disposal of mining properties	-	-	-	15,000
Options payments received	-	-	219,472	55,000
Variation in deferred charges	-	-	-	(341,162)
	(4,084,452)	(4,888,611)	3,120,145	(4,391,438)
Cash flows from investing activities from the discontinued
operation	-	-	-	(472,189)

Change in cash and cash equivalents	(5,742,837)	(3,783,716)	1,244,943	1,358,912
Cash and cash equivalents - Beginning of period	13,127,323	15,598,539	6,139,543	10,455,911
Cash and cash equivalents - End of period	7,384,486	11,814,823	7,384,486	11,814,823

The accompanying notes are an integral part of these interim financial statements.

Virginia Mines Inc.
(an exploration company)
Interim Statements of Cash Flows (unaudited)

(expressed in Canadian dollars)

	Three-Month Periods Ended August 31,		Six-Month Periods Ended August 31,

	2007	2006	2007	2006
	$	$	$	$
Additional information
Items not affecting cash and cash equivalents related to financing and investing activities
Credit on duties refundable for loss and refundable tax credit receivable
related to exploration costs applied against mining properties	5,000,782	8,108,828	5,000,782	8,108,828
Acquisition of mining properties included in accounts payable and
accrued liabilities	2,256,440	832,428	2,256,440	832,428
Stock options exercised and included in share capital	47,175	-	47,175	234,000
Warrants exercised and included in shareholders' equity	-	2,483	-	77,537
Unit options exercised and included in share capital	-	-	-	101,178
Warrants (units) granted and included in shareholders' equity	-	-	-	62,203
Warrants (units) exercised and included in share capital	-	53,624	-	58,302
Mining properties sold in consideration of short-term investments	5,698,723	-	5,698,723	4,122,735
Interest received	517,686	427,623	729,218	593,336

The accompanying notes are an integral part of these interim financial statements.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

  Interim financial information

The financial information as at August 31, 2007 and for the three and six-month periods ended August 31, 2007 and 2006 is unaudited. However, in the opinion of management, all adjustments necessary to present fairly the results of these periods have been included. The adjustments made were of a normal recurring nature. Interim results may not necessarily be indicative of results anticipated for the year.

These unaudited interim financial statements have been prepared in accordance with Canadian generally accepted accounting principles and use the same accounting policies and methods used in the preparation of Virginia Mines Inc's. ("Virginia Mines") most recent annual financial statements except for the new accounting standards as described in note 2. All disclosures required for annual financial statements have not been included in these financial statements. These unaudited interim financial statements should therefore be read in conjunction with Virginia Mines' most recent audited financial statements

2. New accounting standards
Financial instruments

In January 2005, the CICA issued four new accounting standards in relation with financial instruments: section 3855 "Financial Instruments – Recognition and measurement", section 3865 "Hedges", section 1530 "Comprehensive Income" and section 3251 "Equity".

Section 3855 expands on section 3860 "Financial Instruments – Disclosure and Presentation", by prescribing when a financial instrument is to be recognized on the balance sheet and at what amount. It also specifies how financial instrument gains and losses are to be presented.

Section 3865 provides alternative treatments to section 3855 for entities which choose to designate qualifying transactions as hedges for accounting purposes. It replaces and expands on Accounting Guideline AcG-13 "Hedging Relationships", and the hedging guidance in Section 1650 "Foreign Currency Translation" by specifying how hedge accounting is applied and what disclosure is necessary when it is applied.

Section 1530 "Comprehensive Income" introduces a new requirement to temporarily present certain gains and losses outside net income.

Consequently, Section 3250 "Surplus" has been revised as Section 3251 "Equity".

Sections 1530, 3251, 3855 and 3865 were adopted by the Company on March 1, 2007.

Short-term investments

The short-term investments are classified as available-for-sale investments. The Company recognizes transactions on the settlement date.

These investments are recognized at fair value. Unrealized gains and losses are recognized, net of income taxes, if any, in "Accumulated other comprehensive income". Upon the disposal or impairment of these investments, these gains or losses are reclassified in the statement of earnings.

A difference of $4,998,383 (after deduction of income tax expenses of $880,965) between the carrying amount and the fair value of investments classified as available for sale is recognized as an adjustment to the opening balance of "Accumulated other comprehensive income".

Transition

The recognition, derecognition and measurement methods used as well as the hedge accounting policies used to prepare the financial statements of periods prior to the effective date of the new standards were unchanged and, therefore those financial statements have not been restated.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

Accounting changes

Effective January 1, 2007, the Company adopted CICA Handbook Section 1506 “Accounting Changes”. This Section establishes criteria for changes in accounting policies, accounting treatment and disclosures regarding changes in accounting policies, estimates and corrections of errors. In particular, this Section allows for voluntary changes in accounting policy only when they result in the financial statements providing reliable and more relevant information. Furthermore, this section requires disclosure of when an entity has not applied a new source of GAAP that has been issued but is not yet effective. Such disclosures are provided below. The adoption of this Section had no further effects on the financial statements for the quarter and the three and six-month period ended August 31, 2007.

Impact of accounting pronouncements not yet adopted

Capital Disclosure

The CICA issued Section 1535, “Capital Disclosures”. This standard establishes guidelines for disclosure of information regarding an entity’s capital which will enable users of its financial statements to evaluate an entity’s objectives, policies and processes for managing capital, including disclosures of any externally imposed capital requirements and the consequences of non-compliance. The new requirements will be effective on fiscal years starting January 1, 2008. The Company is presently evaluating the impact of this new standard.

Financial Instruments – Disclosures and Financial Instruments - Presentation

The CICA issued Section 3862, “Financial Instruments – Disclosures” and Section 3863, “Financial Instruments – Presentation” which replace Section 3861, “Financial Instruments – Disclosure and Presentation”. The new disclosure standard requires the disclosure of additional detail of financial asset and liability categories as well as a detailed discussion on the risks associated with the company’s financial instruments. This standard harmonizes disclosures with International Financial Reporting Standards (“IFRS”). The presentation requirements are carried forward unchanged. These new standards will be effective on fiscal years starting January 1, 2008. The Company is presently evaluating the impact of these new standards.

3. Long-term investments

As at August 31, 2007, included in long term investments were third party-sponsored asset backed commercial paper (“Third Party ABCP”) with the par value of $3,800,000. These investments have been classified as Hold to Maturity on initial recognition and are carried at amortized cost totaling $3,793,467. During the month of August, the Canadian Third Party ABCP market experienced liquidity problems. As a result, in some cases, as notes matured certain Canadian Third Party ABCP programs were unable to raise funds from new issuances and therefore were not able to refund maturing notes. At this time, the conduits are subject to a proposal which calls for the notes to be converted into floating rate notes which better match the duration of the underlying assets to address the liquidity problem.

Maturity dates on outstanding ABCP’s go from August 23, 2007 to October 10, 2007, and repayments in the amount of $300,000, due before August 31, 2007, were not repaid and amount of $3,500,000 due between August 31, 2007 to October 10, 2007 were not repaid also.

While the credit rating of the investments is under review, at the time of investment they were rated R1-high for $3,500,000 and R1-middle for $300,000 by Dominion Bond Rating Service, the highest credit rating for this type of investment. Given that these investments are classified as held to maturity, they are tested for “other than temporary impairment” when there is an objective evidence of impairment. An impairment loss of $380,000 representing the difference between the fair value and amortized cost of investments was recorded on the basis that it is probable that the Company will not be able to collect all amounts due according to the original contractual terms. As there was no market data available, the management estimated the fair value by discounting the expected future cash flows according to the probability of recoverability of principal and interest. It is reasonably possible that actual timing and amount ultimately recovered may differ materially from this estimate.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

4. Mining properties

					Mining properties abandoned, written off, under option or sold, credit on duties refundable for loss, refundable tax credit for resources

			Balance as at
	# claims /# permits	Undivided interest	March 1, 2007	Costs incurred		Balance as at August 31, 2007
		%	$	$	$	$
Corvet Est	723
Mining property		100	30,401	-	-	30,401
Exploration costs			1,007,474	-	(35,000)	972,474
			1,037,875	-	(35,000)	1,002,875

Coulon Pitaval	380
Mining property		100	72,396	6,256	-	78,652
Exploration costs			284,791	275	(127)	284,939
			357,187	6,531	(127)	363,591

Coulon J/V	610
Mining property		100	100,925	-	-	100,925
Exploration costs			357,162	-	(30,000)	327,162
			458,087	-	(30,000)	428,087

Éléonore Régional	620
Mining property		100	55,901	1,460	-	57,361
Exploration costs			168,143	481,952	(222,180)	427,915
			224,044	483,412	(222,180)	485,276

FCI	311
Mining property	2	100	32,691	48,662	-	81,353
Exploration costs			222,562	657,271	(250,545)	629,288
			255,253	705,933	(250,545)	710,641

Gipouloux	1,846
Mining property		100	206,432	-	-	206,432
Exploration costs			62,162	116,328	(53,627)	124,863
			268,594	116,328	(53,627)	331,295

	(forward)		2,601,040	1,312,204	(591,479)	3,321,765

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

					Mining properties abandoned, written off, under option or sold, credit on duties refundable for loss, refundable tax credit for resources

			Balance as at
	# claims / # permits	Undivided interest	March 1, 2007	Costs incurred		Balance as at August 31, 2007
		%	$	$	$	$

	(brought forward)		2,601,040	1,312,204	(591,479)	3,321,765

Laguiche	3,444
Mining property		100	247,150	139,320	-	386,470
Exploration costs			41,300	485,718	(223,916)	303,102
			288,450	625,038	(223,916)	689,572

Lac Gayot	116
Mining property	3	100	2,245,429	20,491	-	2,265,920
Exploration costs			750,692	142,454	(95,671)	797,475
			2,996,121	162,945	(95,671)	3,063,395

Nichicun	1,328
Mining property		100	157,574	-	-	157,574
Exploration costs			3,074	414,859	(191,250)	226,683
			160,648	414,859	(191,250)	384,257

Poste Lemoyne Ext.	211
Mining property		100	1,079,399	-	-	1,079,399
Exploration costs			775,682	1,073,202	(494,746)	1,354,138
			1,855,081	1,073,202	(494,746)	2,433,537

Wabamisk	734
Mining property		100	141,681	974	-	142,655
Exploration costs			228,435	366,839	(169,112)	426,162
			370,116	367,813	(169,112)	568,817

Others
Mining properties			573,793	232,473	-	806,266
Exploration costs			893,287	739,657	(604,075)	1,028,869
			1,467,080	972,130	(604,075)	1,835,135
			9,738,536	4,928,191	(2,370,249)	12,296,478

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

Change in mining properties

$

Balance as at March 1, 2007	9,738,536

Costs incurred during the period

Mining property	25,000
Claims and permits	424,636
Analyses	186,265
Drilling	988,779
Geophysics	365,150
Geochemistry	130,141
Geology	335,295
Transport	1,455,206
Professional fees	808,282
Accomodation	209,437
4,928,191

Mining properties under option	(219,472)
Mining properties abandoned or written off	(57,164)
Mining properties sold *	(29,046)
Credit on duties refundable for loss and refundable
tax credit for resources	(2,064,567)

(2,370,249)

Balance as at August 31, 2007	12,296,478

* On August 28, 2007, the Company entered into agreement with Strateco Resources Inc. pursuant to which
Strateco Resources Inc. acquires a 100% interest in the 88 claims of the Apple property, in exchange for the issuance to the Company of 3,250,000 common shares of Strateco Resources Inc. at a price per share of
$1.8455. This value has been calculated with the average stock price for the five previous and subsequents days of the transaction. The value of the shares received has been reduced by 12% as to consider the four-
month period sale restriction. The agreement is subject to a 2% net smelter return (NSR) in favour of the
Company. Strateco may buy back 1% of the royalty for $1,000,000. The gain of $5,250,826 arising from this transaction is presented in the financial statements under "Gain on sale of mining properties".

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

5. Stock options

The options granted are exercisable over a maximum period of ten years following the date of grant.
The following table summarizes information about stock options outstanding as at August 31, 2007 :

Options outstanding and exercisable
			Weighted average exercise price $
		Weighted average remaining contractual life (years)
Exercise price
	Number

between $3.89 and $6.30	1,248,000	8.84	4.44

The fair value of stock options granted during the six-month period ended August 31, 2007 has been estimated using the Black-Scholes model with the following assumptions :

Risk-free interest rate			4.45%
Expected volatility			54.23%
Dividend yield			Nil
Weighted average expected life			6 years
Weighted average fair value of options granted			$3.351

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

6. Earnings per share

For the three and six-month periods ended August 31, 2006, there was no difference between the basic and diluted loss per share since the dilutive effect of stock options was not included in the calculation; otherwise, the effect would have been anti-dilutive. However, the net loss diluted per share for this period was calculated according to the basic weighted average number of shares outstanding.

	Three-Month Periods Ended August 31,		Six-Month Periods Ended August 31,

	2007	2006	2007	2006

Basic weighted average number of shares outstanding	26,438,986	25,840,949	26,432,342	25,106,612
Stock options	307,072	1,302	296,307	4,116

Diluted weighted average number of shares
outstanding	26,746,058	25,842,251	26,728,649	25,110,728

Items excluded from the calculation of diluted earnings per
share because the exercise price was greater than the
average quoted market value of the common shares
Stock options	129,000	498,500	129,000	498,500
Warrants	484,162	829,275	484,162	829,275
Warrants (units)	-	750	-	750

7. Subsequent Event

On September 4, 2007, the Company announced the signing of an amendment to the Coulon JV Project Agreement pursuant to which Virginia optioned to Breakwater Resources Ltd. (“Breakwater”) the Fontanges Sud and Coulon Pitaval properties, located to the south and to the north of the Coulon JV property respectively. With this amendment, the Fontanges Sud and Coulon Pitaval properties are now merged with the Coulon JV property, thus bringing the surface area of the new property to over 1,600km2.

According to this new agreement, Breakwater has the option to acquire a 50% interest in the Coulon JV property in exchange for $7,500,000 (formerly $6,500,000) in exploration expenditures over a 9-year period (formerly 8 years) and payments totalling $180,000 over a four-year period. Virginia will remain the operator until the completion of a pre-feasibility study.